Exhibit 99.1

NYSE: WMB

Date: Nov. 24, 2003

Williams Provides Details for Replay of Power Tutorial

     TULSA, Okla. — Replays from the Nov. 21 tutorial on Williams’ (NYSE:WMB) power business are now available.

     Audio replays will be available through midnight on Nov. 26. To access the replay of the full tutorial, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 382878.

     Williams also has made available an audio replay of just the portion of the tutorial beyond the two-hour mark when technical difficulties were experienced on the webcast. To access the final 30 minutes of the tutorial via audio replay, dial (888) 203-1112. International callers should dial (719) 457-0820. The replay confirmation code is 3828781.

     Webcast replays — audio and slides — for the full tutorial, along with a separate replay for the portion beyond the two-hour mark, are available at www.williams.com.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams’ gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Travis Campbell
Williams (investor relations)
(918) 573-2944

Richard George
Williams (investor relations)
(918) 573-3679

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company’s annual reports filed with the Securities and Exchange Commission.